Exhibit 4.3

Assignment of Clean-up Call Option

NovaStar Mortgage, Inc., as sponsor (the “Sponsor”), hereby assigns all of its rights and obligations under Section 10.01 of the Indenture, dated April 1, 2006 (the “Indenture”), among NovaStar Mortgage Funding Trust, Series 2006-1, as issuing entity, JPMorgan Chase Bank, National Association, as indenture trustee and J.P. Morgan Trust Company, National Association, as co-trustee, to NovaStar Certificates Financing Corporation, as depositor (the “Depositor”). If pursuant to Section 10.01 of the Indenture, the Depositor terminates the Indenture and redeems all of the Notes then Outstanding, the Depositor shall conduct such redemption in the manner set forth in Section 10.01.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Indenture.

Very truly yours,

NOVASTAR MORTGAGE, INC.

By:
	Name:	Michael L. Bamburg
	Title:	Senior Vice President

NOVASTAR CERTIFICATES FINANCING CORPORATION

By:
	Name:	Matt Kaltenrieder
	Title:	Vice President